Exhibit 77D: Policies with respect to security investments

Morgan Stanley Liquid Asset Fund Inc. (the "Fund")

Effective December 13, 2012, the Board of Directors of the
Fund approved investments by the Fund in municipal securities eligible under Rule 2a-7 of the Investment
Company Act of 1940, as amended, as a principal investment strategy.